UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013 (December 18, 2013)

CHAPARRAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.   Completion of Acquisition or Disposition of Assets.

On December 18, 2013, Chaparral Energy, L.L.C., an Oklahoma limited liability company (the “Buyer”), a wholly owned subsidiary of Chaparral Energy, Inc. (“Chaparral”), completed the acquisition (the “Closing”) of certain oil and natural gas assets from Cabot Oil & Gas Corporation (the “Seller”) consisting of approximately 66,000 net acres located in Beaver and Texas counties, Oklahoma, and Ochiltree county, Texas, for a purchase price of approximately $153 million, subject to post-closing adjustments, pursuant to the terms of that asset purchase agreement (the “Asset Purchase Agreement”) dated as of October 11, 2013, between the Buyer and the Seller.  On December 19, 2013, Chaparral issued a press release announcing the Closing, a copy of which is attached hereto as Exhibit 99.1.

The foregoing description of the acquisition, the Asset Purchase Agreement and the transactions contemplated thereby is a summary only, does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the complete text of the Asset Purchase Agreement filed as Exhibit 10.1 to the Chaparral’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(a)               Financial Statements of Businesses Acquired.

In accordance with Item 9.01(a)(4), the financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Form 8-K no later than March 5, 2014, the last business day within 71 calendar days after the required filing date for the relevant items of this Current Report.

(b)               Pro Forma Financial Information.

Pursuant to Item 9.01(b)(2), the pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment to this Form 8-K no later than March 5, 2014, the last business day within 71 calendar days after the required filing date for the relevant items of this Current Report.

(d)	Exhibits.

Exhibit Number	Description	Method of Filing

99.1	Press Release dated December 19, 2013	Filed herewith electronically

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 19, 2013	CHAPARRAL ENERGY, INC.

	By:	JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description	Method Of Filing

99.1	Press Release dated December 19, 2013	Filed herewith electronically